Exhibit 10.25

[Company Logo]

Cogent Communications

1015 31st Street, NW  Suite 330

Washington, DC  20007

Tel:   202-295-4201

Confidential Fax:   202-342-8269

May 17, 2004

Mr. Jeffrey S. Karnes

47172 Sky Lane

Potomac Falls, Va. 20165

Dear Jeff:

Cogent Communications is offering you the position of Vice President, Retail Sales. Your monthly starting salary will be $14,583.33 the equivalent of $175,000 if calculated annually and $50,000 payable as a commission based upon monthly performance targets set by the CEO. Your commission, if any, will be paid 32 days following the end of each quarter. Your initial performance targets will be deemed met until July 31, 2004. This position is an “exempt” position and will not be eligible for overtime compensation. You will be an employee at will and may be discharged at any time without cause.  Base salary will be paid semi-monthly.

In addition to the cash compensation you receive, Cogent will grant to you 500 shares of Series H Preferred Stock which is convertible at the rate of 769 shares of common to one share of preferred or 384,500 shares of common stock. Twenty-five percent (25%) of these shares will vest after one year of service and the remainder will vest monthly over the next three (3) years so that you will be fully vested after four (4) years of employment.  In order to receive these shares you must sign Cogent’s standard Restricted Stock Agreement at the time of your employment. The award of these shares is subject to approval by the board of directors.

In the event of Constructive Termination Without Cause, you will be eligible for the benefits contained in the Severance Agreement attached to this letter.

As a member of Cogent’s team, you will be entitled to health care and dental coverage, which is partially (50%) funded by the company.  The company will also offer a funded life insurance plan.  The company has also implemented a 401(k) retirement plan that is corporately administered, however, it requires individual contributions on a non-matching basis by individual participants.  You will be eligible for 3 weeks paid vacation annually. Additionally, the company has 6 fixed major holidays and 3 discretionary floating holidays to be chosen by you. These benefits may be modified by Cogent at any time.

Your employment date will be on or before June 1, 2004 or at a mutually agreed to date between yourself and the company.  Also, as a condition of employment, you will be required to sign Cogent’s standard agreement providing for invention disclosure and assignment, limitation of your right to compete with Cogent if you leave, and non-disclosure of confidential information. Your employment is also contingent upon completing the Form I-9 (Employment Eligibility Verification) and providing the required documentation establishing your legal right to work in the U. S. on your first day of employment. Please note that by law, the I-9 requirement must be met before you can begin work.

We look forward to having you join our team and build the most advanced next generation network for high-speed Internet services.  If you have any further questions, please give me a call at 202-295-4201.

Sincerely,

/s/ David Schaeffer

Dave Schaeffer

CEO

Accepted

/s/ Jeffrey S. Karnes	5/17/04
Jeffrey S. Karnes	Date

Severance Agreement

1.     This agreement is entered into by Cogent Communications, Inc. (“Cogent”) and the executive employee signing this Agreement, below (“Executive”).

2.     As an inducement for Executive to focus his or her full efforts on Cogent’s business without undue concern for future employment the Compensation Committee of the Cogent Board of Directors has approved the following minimum severance provisions for Executive.  This severance is not intended to reduce any severance arrangement provided for in Executive’s offer letter or other agreement.  In any case in which such offer letter or other agreement provides a greater severance compensation with respect to cash payment or continuation of benefits Executive shall receive the greater cash payment or benefit.

3.     If Executive is terminated other than for Cause (as defined below) or Executive terminates his or her employment for Good Reason (as defined below), Executive shall continue to receive his or her salary (reduced by all mandatory withholdings for taxes or other governmentally required payments such as garnishments) for 3 months following the date of termination, i.e. Executive shall be paid through the 91st day following the date of termination.  If such termination follows the 5th anniversary of Executives employment by Cogent then such payment shall be increased to 6 months salary, i.e. executive will be paid through the 182nd day following the date of termination.  However, if the termination follows a Change of Control (as defined below) such payment shall be made as a lump sum within 5 days of termination. Salary means Executive’s salary before voluntary withholdings and reductions (such as those for parking, 401(k) plan, medical, dental, and life insurance) and before mandatory withholdings for taxes and other governmentally required payments such as garnishments.  At the election of Executive, the employee share of the cost of benefits (provided in paragraph 4) may be paid through a salary reduction agreement (in order to make such payments with pre-tax income).  If the amount payable under this paragraph is less than the amount payable under Executive’s offer letter or other agreement no payment shall be made under this paragraph and Executive shall instead receive the payment provided for in the offer letter or other agreement.

4.     If Executive is terminated other than for Cause or Executive terminates his or her employment for Good Reason, Executive shall continue to receive through the last day of the sixth month following the month in which termination occurs health insurance, dental insurance, life insurance (to the extent paid by the company), and long term disability insurance.  Cogent shall pay the company share of such benefits and Executive shall pay the employee share, e.g. the employee portion of the premium for health and dental insurance.  The employee share and company share shall be the same as currently applicable to the benefits at the time of termination.  If the value of the benefit under this paragraph is less than the benefit under Executive’s offer letter or other agreement no benefit shall be provided under this paragraph and Executive shall instead receive the benefit provided for in the offer letter or other agreement.

5.     If Executive is terminated other than for Cause in conjunction with or within 90 days following a Change of Control, Executive shall on the date of notification of such termination become fully vested in any restricted stock, options, or other similar incentive plan involving vesting.

6.     For purposes of this agreement, Cogent shall have “Cause” to terminate the Executive’s employment hereunder (i) upon the Executive’s conviction for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof, or (ii) upon the Executive’s willful and continued failure to substantially perform his or her duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after written notice has been delivered to the Executive by Cogent, which notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive’s failure to substantially perform his duties is not cured within ten (10) business days after notice of such failure has been given to the Executive. No act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of Cogent.

7.     “Good Reason” shall mean the occurrence (without the Executive’s express written consent) of any one of the following:

a.               the assignment to Executive of duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities; or

b.              if Executive is an attorney, resignation required by any applicable law, regulation, rule, or code of professional responsibility; or

c.               a reduction in Executive’s salary; or

d.              relocation of Executive’s principal place of employment outside of the Washington, DC area.

8.     “Change of Control” shall mean any of the following: (i) a consolidation, merger or reorganization of Cogent Communications Group, Inc. with or into any other corporation or corporations in which the stockholders of Cogent Communications Group, Inc. immediately before such event shall own fifty percent (50%) or less (calculated on an as converted basis, fully diluted) of the voting securities of the surviving corporation; (ii) a transaction or series of related transactions, other than an underwritten public offering, in which at least fifty percent (50%) of Cogent Communications Group, Inc.’s voting power is transferred; (iii) the sale, transfer or lease of all or substantially all of the assets of Cogent Communications Group, Inc.; (iv) the acquisition of shares of capital stock of Cogent Communications Group, Inc. (whether through a direct issuance by Cogent Communications Group, Inc., negotiated stock purchase, a tender for such shares, merger, consolidation or otherwise) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Cogent Communications Group, Inc. immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such event; or (v) the consummation by Cogent Communications Group, Inc. of a plan of complete liquidation of Cogent Communications Group, Inc..

9.     Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason.

10.   Executive shall be entitled to the indemnification set forth in the certificate of organization of any entity for which he or she performs services to the maximum extent permitted by law.  Executive shall also be entitled to the protection of any insurance policies Cogent may elect to maintain generally for the benefit of its directors and officers.

11.   Executive agrees that he or she remains an employee at will whose employment may be terminated at any time with or without cause.

12.   Cogent agrees that Executive is giving consideration for this agreement by accepting employment with Cogent.

Accepted and agreed to:

Cogent Communications, Inc.	Executive

By:
Name:	Name:
Title:	Date:
Date: